33 -
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                  --------------------------

                           FORM S-8

                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933

              JAMES RIVER CORPORATION OF VIRGINIA
    (Exact name of registrant as specified in its charter)


VIRGINIA                                   54-0848173
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)            Identification No.)


                      120 Tredegar Street
                   Richmond, Virginia  23219
                        (804) 644-5411
      (Address, including zip code and telephone number,
                of Principal Executive Offices)

              JAMES RIVER CORPORATION OF VIRGINIA
                   1996 STOCK INCENTIVE PLAN
                   (Full title of the plan)

               Clifford A. Cutchins, IV, Esquire
  Senior Vice President, General Counsel, Corporate Secretary
              James River Corporation of Virginia
                      120 Tredegar Street
                   Richmond, Virginia  23219
                        (804) 644-5411
            (Name, address, including zip code, and
 telephone number, including area code, of agent for service)

                            Copy to

                Marshall H. Earl, Jr., Esquire
            McGuire, Woods, Battle & Boothe, L.L.P.
                       One James Center
                   Richmond, Virginia  23219


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

                  This is page 1 of 30 pages.
               Exhibit Index appears on page 12.

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                CALCULATION OF REGISTRATION FEE


                                  Proposed       Proposed
Title of                          Maximum        Maximum
Securities       Amount           Offering       Aggregate      Amount of
to be            to be            Price Per      Offering       Registration
Registered       Registered       Share          Price          Fee


Common Stock
$.10 par
value            5,280,361(1)     $25.375 (2)    $133,989,160   $46,203.00

Rights to
Purchase
1/1000 of a
share of
Series M
Cumulative
Participating
Preferred
Stock $10,
par value       5,280,361(3)      N/A             N/A           $100.00

     (1) Represents the maximum number of shares of Common Stock of James River Corporation of Virginia (the "Company") that may be offered and sold hereunder.

     (2) Estimated solely for purposes of calculating the registration fee. Based on the average of the high and low prices for the Common Stock reported on the New York Stock
Exchange on April 1, 1996.

     (3) The Rights to purchase 1/1000 of a share of Series M Cumulative Participating Preferred Stock will be attached to and will trade with shares of the Common Stock. Value attributable to such Rights, if any, will be reflected in the market price of such Common Stock. The fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

                           PART II.
        INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference
     James River Corporation of Virginia (the "Company") hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission.
          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;
          (b) The Company's Proxy Statement for the annual meeting held on April 25, 1996;
          (c) The description of the Company's common stock ("Common Stock") included in the Registration Statement on Form 8-A dated January 3, 1980, incorporating by reference the description included under the heading "Description of Common Stock" in Amendment No. 1 to Registration Statement No. 2-63209, as amended by Amendment No. 4 to Application or Report on Form 8 dated July 28, 1992, and
          (d) The description of the Rights to Purchase Series M Cumulative Participating Preferred Stock (the "Rights") included in the Registration Statement on Form 8-A dated March 3, 1989, as amended by Amendment No. 1 to Application or Report on Form 8 dated July 28, 1992.
     Each document or report subsequently filed by the Company and the James River Corporation of Virginia 1996 Stock Incentive

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Plan (the "Plan") with the Commission pursuant to Sections 13(a),
13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Registration Statement, but prior to the filing of a posteffective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Securities and Exchange Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.   Indemnification of Directors and Officers
     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful.
Article 9 of the Virginia Stock Corporation Act provides

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

limitations on damages by officers and directors, except in cases of willful misconduct or knowing violation of the criminal law.
     Article VI of the Company's Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was, or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving the Company or any other legal entity in any capacity at the request of the Company while a director or officer of the Company against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.
     The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Company to the Company or its shareholders shall not exceed one dollar.
     The Company maintains a standard policy of officers' and directors' liability insurance.

Item 8.   Exhibits
     See Index to Exhibits.

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Item 9.   Undertakings
     The undersigned registrant hereby undertakes:
     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment

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shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the

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

successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond and Commonwealth of Virginia on April 2, 1996.

                             JAMES RIVER CORPORATION OF VIRGINIA


                             By:  /s/ Stephen E. Hare
                                 Stephen E. Hare
                                 Senior Vice President,
                                 Corporate Finance and Chief
                                 Financial Officer



                       POWER OF ATTORNEY

     Know All Men and Women By These Presents that each individual whose signature appears below constitutes and appoints Stephen E. Hare and Clifford A. Cutchins, IV, Esquire, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 2, 1996 by the following persons in the respective capacities indicated below their names.

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/s/ Miles L. Marsh           Chairman of the Board of Directors,
Miles L. Marsh               President, and Chief Executive
                             Officer (Principal Executive
                             Officer)

/s/ Stephen E. Hare          Senior Vice President, Corporate
Stephen E. Hare              Finance and Chief Financial Officer
                             (Principal Financial and Accounting
                             Officer)

/s/ William T. Burgin        Director
William T. Burgin



/s/ Worley H. Clark, Jr.     Director
Worley H. Clark, Jr.



/s/ William T. Comfort, Jr.  Director
William T. Comfort, Jr.



/s/ William V. Daniel        Director
William V. Daniel



/s/ Bruce C. Gottwald        Director
Bruce C. Gottwald



/s/ Robert M. O'Neil         Director
Robert M. O'Neil



/s/ Joseph T. Piemont        Director
Joseph T. Piemont



/s/ Anne M. Whittemore       Director
Anne M. Whittemore



/s/ Robert C. Williams       Director
Robert C. Williams

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                           EXHIBITS

                              TO

              JAMES RIVER CORPORATION OF VIRGINIA

              REGISTRATION STATEMENT ON FORM S-8

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                         Exhibit Index


The following exhibits are filed herewith as part of this Registration Statement:


Exhibit                                             Page
  No.                                                No.

 5.1   Opinion and Consent of McGuire, Woods,
       Battle & Boothe, L.L.P., Counsel to the
       Company as to the validity of the
       Common Stock offered hereunder                13

23.1   Consent of Independent Accountants            15

24.2   Consent of McGuire, Woods, Battle & Boothe,
       L.L.P. (included in Exhibit 5.1)

99.1   James River Corporation of Virginia
       1996 Stock Incentive Plan                     16

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